Exhibit 10.1

Loan Agreement
     THIS LOAN AGREEMENT (the “Agreement”), is entered into as of January 30, 2008, between ERIE INDEMNITY COMPANY, a Pennsylvania corporation (the “Borrower”), with an address at 100 Erie Insurance Place, Erie, Pennsylvania 16530, and PNC BANK, NATIONAL ASSOCIATION (the “Bank”), with an address at 901 State Street, P.O. Box 8480, Erie, Pennsylvania 16553.
     The Borrower and the Bank, with the intent to be legally bound, agree as follows:
     1. Loan. The Bank has made or may make one or more loans (collectively, the “Loan” or “Loans”) to the Borrower subject to the terms and conditions and in reliance upon the representations and warranties of the Borrower set forth in this Agreement. The Loan is or will be evidenced by a promissory note or notes of the Borrower and all renewals, extensions, amendments and restatements thereof (if one or more, collectively, the “Note”) acceptable to the Bank, which shall set forth the interest rate, repayment and other provisions, the terms of which are incorporated into this Agreement by reference. The Loan governed by this Agreement as of the date hereof shall include, but is not limited to, the following:
          1.1. Committed Revolving Line of Credit. A committed revolving line of credit under which the Borrower may request and the Bank, subject to the terms and conditions of this Agreement, will make advances to the Borrower from time to time until the Expiration Date, in an amount in the aggregate at any time outstanding not to exceed $50,000,000.00 (the “Line of Credit”). The “Expiration Date” means December 31, 2008, or such later date as may be designated by the Bank by written notice from the Bank to the Borrower. Advances under the Line of Credit will be used for working capital or other general business purposes of the Borrower.
     2. Security. The security for repayment of the Loan shall include but not be limited to (i) a pledge agreement (the “Pledge Agreement”), dated on or about the date hereof, between the Bank and the Borrower, granting the Bank a first priority perfected lien on pledged collateral of the Borrower consisting of marketable securities acceptable to the Bank and properly margined as set forth in the Pledge Agreement, (the “Pledged Collateral”), together with a notification and control agreement, in form and content satisfactory to the Bank, and (ii) any additional collateral, guaranties and other documents heretofore, contemporaneously or hereafter executed and delivered to the Bank (the “Security Documents”), which shall secure repayment of the Loan, the Note and all other loans, advances, debts, liabilities, obligations, covenants and duties owing by the Borrower to the Bank or to any other direct or indirect subsidiary of The PNC Financial Services Group, Inc., of any kind or nature, present or future (including any interest accruing thereon after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, whether or not (i) evidenced by any note, guaranty or other instrument, (ii) arising under any agreement, instrument or document, (iii) for the payment of money, (iv) arising by reason of an extension of credit, opening of a letter of credit, loan, equipment lease or guarantee, (v) under any interest or currency swap, future, option or other interest rate protection or similar agreement, (vi) under or by reason of any foreign currency transaction, forward, option or other similar transaction providing for the purchase of one currency in exchange for the sale of another currency, or in any other manner, or (vii) arising out of overdrafts on deposit or other accounts or out of electronic funds transfers (whether by wire transfer or through automated clearing houses or otherwise) or out of the return unpaid of, or other failure of the Bank to receive final payment for, any check, item, instrument, payment order or other deposit or credit to a deposit or other account, or out of the Bank’s non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository or other similar arrangements; and any amendments, extensions, renewals and increases of or to any of the foregoing, and all costs and expenses of the Bank incurred in the documentation, negotiation, modification, enforcement, collection and otherwise in connection with any of the foregoing, including reasonable attorneys’ fees and expenses (hereinafter referred to collectively as the “Obligations”). Unless expressly provided to the contrary in documentation for any other loan or loans, it is the express intent of the Bank and the Borrower that all Obligations including those included in the Loan be cross-collateralized and cross-defaulted, such that collateral securing any of the Obligations shall secure repayment of all Obligations and a default under any Obligation shall be a default under all Obligations.
     This Agreement, the Note, the Security Documents and all other agreements and documents executed and/or delivered pursuant hereto, as each may be amended, modified, extended or renewed from time to time, are collectively referred to as the “Loan Documents.” Capitalized terms not defined herein shall have the meanings ascribed to them in the Loan Documents.
     3. Representations and Warranties. The Borrower hereby makes the following representations and warranties, which shall be continuing in nature and remain in full force and effect until the Obligations are paid in full, and which shall be true and correct except as otherwise set forth on the Addendum attached hereto and incorporated herein by reference (the “Addendum”):
          3.1. Existence, Power and Authority. If not a natural person, the Borrower is duly organized, validly existing and in good standing under the laws of the State of its incorporation or organization and has the power and authority to own and operate its assets and to conduct its business as now or proposed to be carried on, and is duly qualified, licensed and in good standing to do business in all jurisdictions where its ownership of property or the nature of its business requires such qualification or licensing. The Borrower is duly authorized to execute and deliver the Loan Documents, all necessary action to authorize the execution and delivery of the Loan Documents has been properly taken, and the Borrower is and will continue to be duly authorized to borrow under this Agreement and to perform all of the other terms and provisions of the Loan Documents.
          3.2. Financial Statements. If the Borrower is not a natural person, it has delivered or caused to be delivered to the Bank its most recent balance sheet, income statement and statement of cash flows, or if the Borrower is a natural person, its personal financial statement and tax returns (as applicable, the “Historical Financial Statements”). The Historical Financial Statements are true, complete and accurate in all material respects and fairly present the financial condition, assets and liabilities, whether accrued, absolute, contingent or otherwise and the results of the Borrower’s operations for the period specified therein. The Historical Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied from period to period, subject in the case of interim statements to normal year-end adjustments and to any comments and notes acceptable to the Bank in its sole discretion.
          3.3. No Material Adverse Change. Since the date of the most recent Financial Statements (as hereinafter defined), the Borrower has not suffered any damage, destruction or loss, and no event or condition has occurred or exists, which has resulted or could result in a material adverse change in its business, assets, operations, condition (financial or otherwise) or results of operation (a “Material Adverse Effect”).
          3.4. Binding Obligations. The Borrower has full power and authority to enter into the transactions provided for in this Agreement and has been duly authorized to do so by appropriate action of its Board of Directors if the Borrower is a corporation, all its general partners if the Borrower is a partnership or otherwise as may be required by law, charter, other organizational documents or agreements; and the Loan Documents, when executed and delivered by the Borrower, will constitute the legal, valid and binding obligations of the Borrower enforceable in accordance with their terms.
          3.5. No Defaults or Violations. There does not exist any Event of Default under this Agreement or any default or violation by the Borrower of or under any of the terms, conditions or obligations of: (i) its partnership agreement if the Borrower is a partnership, its articles or certificate of incorporation, regulations or bylaws if the Borrower is a corporation or its other organizational documents as applicable; (ii) any indenture, mortgage, deed of trust, franchise, permit, contract, agreement, or other instrument to which it is a party or by which it is bound; or (iii) any law, ordinance, regulation, ruling, order, injunction, decree, condition or other requirement applicable to or imposed upon it by any law, the action of any court or any governmental authority or agency; and the consummation of this Agreement and the transactions set forth herein will not result in any such default or violation or Event of

Default.
          3.6. Title to Assets. The Borrower has good and marketable title to the assets reflected on the most recent Financial Statements, free and clear of all liens and encumbrances, except for (i) current taxes and assessments not yet due and payable, (ii) assets disposed of by the Borrower in the ordinary course of business since the date of the most recent Financial Statements, and (iii) those liens or encumbrances in excess of $25,000,000.00 per instance, if any, specified on the Addendum.
          3.7. Litigation. There are no actions, suits, proceedings or governmental investigations pending or, to the knowledge of the Borrower, threatened against the Borrower, which could result in a Material Adverse Effect, and there is no basis known to the Borrower for any action, suit, proceeding or investigation which could result in such a Material Adverse Effect to such an extent as to cause the Borrower to fail to be in compliance with the financial covenants set forth on the Addendum. All pending and threatened litigation against the Borrower which the Borrower reasonably believes to be in excess of $25,000,000.00 per instance is listed on the Addendum.
          3.8. Tax Returns. The Borrower has filed all returns and reports that are required to be filed by it in connection with any federal, state or local tax, duty or charge levied, assessed or imposed upon it or its property or withheld by it, including income, unemployment, social security and similar taxes, and all of such taxes have been either paid or adequate reserve or other provision has been made therefor.
          3.9. Employee Benefit Plans. Each employee benefit plan as to which the Borrower may have any liability complies in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974 (as amended from time to time, “ERISA”), including minimum funding requirements, and (i) no Prohibited Transaction (as defined under ERISA) has occurred with respect to any such plan, (ii) no Reportable Event (as defined under Section 4043 of ERISA) has occurred with respect to any such plan which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Section 4042 of ERISA, (iii) the Borrower has not withdrawn from any such plan or initiated steps to do so, and (iv) no steps have been taken to terminate any such plan.
          3.10. Environmental Matters. The Borrower is in compliance, in all material respects, with all Environmental Laws (as hereinafter defined), including, without limitation, all Environmental Laws in jurisdictions in which the Borrower owns or operates, or has owned or operated, a facility or site, stores Collateral, arranges or has arranged for disposal or treatment of hazardous substances, solid waste or other waste, accepts or has accepted for transport any hazardous substances, solid waste or other wastes or holds or has held any interest in real property or otherwise. Except as otherwise disclosed on the Addendum, no litigation or proceeding arising under, relating to or in connection with any Environmental Law is pending or, to the best of the Borrower’s knowledge, threatened against the Borrower, any real property which the Borrower holds or has held an interest or any past or present operation of the Borrower. No release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring, or to the best of the Borrower’s knowledge has occurred, on, under or to any real property in which the Borrower holds or has held any interest or performs or has performed any of its operations, in violation of any Environmental Law. As used in this Section, “litigation or proceeding” means any demand, claim notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by a governmental authority or other person, and “Environmental Laws” means all provisions of laws, statutes, ordinances, rules, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by any governmental authority concerning health, safety and protection of, or regulation of the discharge of substances into, the environment.
          3.11. Intellectual Property. The Borrower owns or is licensed to use all patents, patent rights, trademarks, trade names, service marks, copyrights, intellectual property, technology, know-how and processes necessary for the conduct of its business as currently conducted that are material to the condition (financial or otherwise), business or operations of the Borrower.
          3.12. Regulatory Matters. No part of the proceeds of the Loan will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time in effect or for any purpose which violates the provisions of the Regulations of such Board of Governors.
          3.13. Solvency. As of the date hereof and after giving effect to the transactions contemplated by the Loan Documents, (i) the aggregate value of the Borrower’s assets will exceed its liabilities (including contingent, subordinated, unmatured and unliquidated liabilities), (ii) the Borrower will have sufficient cash flow to enable it to pay its debts as they become due, and (iii) the Borrower will not have unreasonably small capital for the business in which it is engaged.
          3.14. Disclosure. None of the Loan Documents contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary in order to make the statements contained in this Agreement or the Loan Documents not misleading. There is no fact known to the Borrower which materially adversely affects or, so far as the Borrower can now foresee, might materially adversely affect the business, assets, operations, condition (financial or otherwise) or results of operation of the Borrower and which has not otherwise been fully set forth in this Agreement or in the Loan Documents.
     4. Affirmative Covenants. The Borrower agrees that from the date of execution of this Agreement until all Obligations have been paid in full and any commitments of the Bank to the Borrower have been terminated, the Borrower will:
          4.1. Books and Records. Maintain books and records in accordance with GAAP and give representatives of the Bank access thereto at all reasonable times, including permission to examine, copy and make abstracts from any of such books and records and such other information as the Bank may from time to time reasonably request, and the Borrower will make available to the Bank for examination copies of any reports, statements and returns which the Borrower may make to or file with any federal, state or local governmental department, bureau or agency.
          4.2. Interim Financial Statements; Compliance Certificate. Furnish the Bank within 45 days after the end of each quarter the Borrower’s Financial Statements for such period, in reasonable detail, certified by an authorized officer of the Borrower and prepared in accordance with GAAP consistently applied from period to period. The Borrower shall also deliver a certificate as to its compliance with applicable financial covenants (containing detailed calculations of all financial covenants) for the period then ended and whether any Event of Default exists, and, if so, the nature thereof and the corrective measures the Borrower proposes to take (“Compliance Certificate”). “Financial Statements” means the Borrower’s consolidated and, if required by the Bank in its sole discretion, consolidating balance sheets, income statements and statements of cash flows for the year, month or quarter together with year-to-date figures and comparative figures for the corresponding periods of the prior year.
          4.3. Annual Financial Statements; Compliance Certificate. Furnish the Borrower’s Financial Statements to the Bank within 120 days after the end of each fiscal year, together with a Compliance Certificate. Those Financial Statements will be prepared on an audited basis in accordance with GAAP by an independent certified public accountant selected by the Borrower and satisfactory to the Bank. Audited Financial Statements shall contain the unqualified opinion of an independent certified public accountant and all accountant examinations shall have been made in accordance with GAAP consistently applied from period to period.
          4.4. Pledged Collateral Statements. Furnish to the Bank, within 20 days after the end of each month (or more frequently as the Bank may request in its sole discretion), valuation statements from the custodian of the Pledged Collateral, in form and content satisfactory to the Bank.
          4.5. Payment of Taxes and Other Charges. Pay and discharge when due all indebtedness and all taxes, assessments, charges, levies and other liabilities imposed upon the Borrower, its income, profits, property or business, except those which currently are being contested in good faith by appropriate proceedings and for which the Borrower shall have set aside adequate reserves or made other adequate provision with respect thereto.

          4.6. Maintenance of Existence, Operation and Assets. Do all things necessary to (i) maintain, renew and keep in full force and effect its organizational existence and all rights, permits and franchises necessary to enable it to continue its business as currently conducted; (ii) continue in operation in substantially the same manner as at present; (iii) keep its properties in good operating condition and repair; and (iv) make all necessary and proper repairs, renewals, replacements, additions and improvements thereto.
          4.7. Insurance. Maintain, with financially sound and reputable insurers, insurance with respect to its property and business against such casualties and contingencies, of such types and in such amounts, as is customary for established companies engaged in the same or similar business and similarly situated. In the event of a conflict between the provisions of this Section and the terms of any Security Documents relating to insurance, the provisions in the Security Documents will control.
          4.8. Compliance with Laws. Comply with all laws applicable to the Borrower and to the operation of its business (including without limitation any statute, ordinance, rule or regulation relating to employment practices, pension benefits or environmental, occupational and health standards and controls).
          4.9. Bank Accounts. Establish and maintain at the Bank the Borrower’s primary operating accounts.
          4.10. Financial Covenants. Comply with all of the financial and other covenants, if any, set forth on the Addendum.
          4.11. Additional Reports. Provide prompt written notice to the Bank of the occurrence of any of the following (together with a description of the action which the Borrower proposes to take with respect thereto): (i) any Event of Default or any event, act or condition which, with the passage of time or the giving of notice, or both, would constitute an Event of Default (a “Default”), (ii) any litigation filed by or against the Borrower, which could reasonably be expected to have a Material Adverse Effect, (iii) any Reportable Event or Prohibited Transaction with respect to any Employee Benefit Plan(s) (as defined in ERISA) or (iv) any event which might result in a Material Adverse Effect.
     5. Negative Covenants. The Borrower covenants and agrees that from the date of this Agreement until all Obligations have been paid in full and any commitments of the Bank to the Borrower have been terminated, except as set forth in the Addendum, the Borrower will not, without the Bank’s prior written consent:
          5.1. Indebtedness. Create, incur, assume or suffer to exist any indebtedness for borrowed money other than: (i) the Loan and any subsequent indebtedness to the Bank; and (ii) open account trade debt incurred in the ordinary course of business and not past due; and (iii) indebtedness in respect of purchase money financings of real or personal property.
          5.2. Liens and Encumbrances. Except as provided in Section 3.6, create, assume, incur or permit to exist any mortgage, pledge, encumbrance, security interest, lien or charge of any kind upon any of its property, now owned or hereafter acquired, or acquire or agree to acquire any kind of property subject to any conditional sales or other title retention agreement, except liens securing purchase money indebtedness permitted pursuant to Section 5.1 above.
          5.3. Guarantees. Guarantee, endorse or become contingently liable for the obligations of any person, firm, corporation or other entity, in excess of $50,000,000.00 in the aggregate at any time, except in connection with the endorsement and deposit of checks in the ordinary course of business for collection.
          5.4. Loans or Advances. Purchase or hold beneficially any stock, other securities or evidences of indebtedness of, or make or have outstanding, any loans or advances to, or otherwise extend credit to, or make any investment or acquire any interest whatsoever in, any other person, firm, corporation or other entity in excess of $50,000,000.00 in the aggregate at any time, except (i) investments disclosed on the Borrower’s Historical Financial Statements or acceptable to the Bank in its sole discretion, (ii) investments that are disclosed as soon as practicable on the Borrower’s Financial Statements required pursuant to Sections 4.2 and 4.3 herein, (iii) the $100,000,000.00 stock buy-back program in progress by the Borrower as of the date of this Agreement, and (iv) the stock buy-back in respect of the Borrower’s stock equity executive compensation plans for officers and directors.
          5.5. Merger or Transfer of Assets. Liquidate or dissolve, or merge or consolidate with or into any person, firm, corporation or other entity, or sell, lease, transfer or otherwise dispose of all or any substantial part of its property, assets, operations or business, whether now owned or hereafter acquired.
          5.6. Change in Business, Management or Ownership. Make or permit any change in its form of organization or the nature of its business as carried on as of the date hereof.
          5.7. Acquisitions. Make acquisitions of all or substantially all of the property or assets of any person, firm, corporation or other entity; provided, that the Borrower may make such acquisitions if (i) at the time of any such acquisition, the Borrower is able to demonstrate pro forma compliance with the financial covenants set forth in the Addendum to this Agreement, and (ii) such acquisition results in the Borrower being the surviving legal entity.
     6. Events of Default. The occurrence of any of the following will be deemed to be an Event of Default:
          6.1. Covenant Default. The Borrower shall default in the performance of any of the covenants or agreements contained in this Agreement.
          6.2. Breach of Warranty. Any Financial Statement, representation, warranty or certificate made or furnished by the Borrower to the Bank in connection with this Agreement shall be false, incorrect or incomplete when made.
          6.3. Other Default. The occurrence of an Event of Default as defined in the Note or any of the Loan Documents.
Upon the occurrence of an Event of Default, the Bank will have all rights and remedies specified in the Note and the Loan Documents and all rights and remedies (which are cumulative and not exclusive) available under applicable law or in equity.
     7. Conditions. The Bank’s obligation to make any advance under the Loan is subject to the conditions that as of the date of the advance:
          7.1. No Event of Default. No Event of Default or event which with the passage of time, the giving of notice or both would constitute an Event of Default shall have occurred and be continuing;
          7.2. Authorization Documents. The Bank shall have received certified copies of resolutions of the board of directors, the general partners or the members or managers of any partnership, corporation or limited liability company that executes this Agreement, the Note or any of the other Loan Documents; or other proof of authorization satisfactory to the Bank;
          7.3. Opinion of Counsel. The Bank shall have received an opinion of counsel to the Borrower addressing such matters relating to the Borrower and this transaction as the Bank may reasonably request; and
          7.4. Receipt of Loan Documents. The Bank shall have received the Loan Documents and such other instruments and documents which the Bank may reasonably request in connection with the transactions provided for in this Agreement.
     8. Fees. On or before the date of this Agreement, the Borrower shall pay to the Bank a fee of $7,500.00.
     9. Expenses. The Borrower agrees to pay the Bank, upon the execution of this Agreement, and otherwise on demand, all costs and expenses incurred by the Bank in connection with the preparation, negotiation and delivery of this Agreement and the other Loan Documents, and any modifications thereto, and the collection of all of the Obligations, including but not limited to enforcement actions, relating to the Loan, whether through judicial proceedings or otherwise, or in defending or prosecuting any actions or proceedings arising out of or relating to this Agreement, including reasonable fees and expenses of counsel (which may include costs of in-house counsel), expenses for auditors, appraisers and environmental consultants, lien searches, recording and filing fees and taxes.
     10. Increased Costs. On written demand, together with written evidence of the justification therefor, the Borrower agrees to pay the Bank all direct costs incurred and any losses suffered or payments made by the Bank as a consequence of making the Loan by reason of any change in law or regulation, or the interpretation thereof, imposing any reserve, deposit, allocation of capital or similar requirement (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) on the Bank, its holding company or any of their respective assets.
     11. Miscellaneous.
          11.1. Notices: All notices, demands, requests, consents, approvals and other communications required or permitted hereunder (“Notices”) must be in writing and will be effective upon receipt. Notices may be given in any manner to which the parties may separately agree, including electronic mail. Without limiting the foregoing, first-class mail, facsimile transmission and commercial courier service are hereby agreed to as acceptable methods for giving Notices. Regardless of the manner in which provided, Notices may be sent to a party’s address as set forth above or to such other address as any party may give to the other for such purpose in accordance with this section.
          11.2. Preservation of Rights. No delay or omission on the Bank’s part to exercise any right or power arising hereunder will impair any such right or power or be considered a waiver of any such right or power, nor will the Bank s action or inaction impair any such right or power. The Bank’s rights and remedies hereunder are cumulative and not exclusive of any other rights or remedies which the Bank may have under other agreements, at law or in equity.
          11.3. Illegality. If any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, it shall not affect or impair the validity, legality and enforceability of the remaining provisions of this Agreement.
          11.4. Changes in Writing. No modification, amendment or waiver of, or consent to any departure by the Borrower from, any provision of this Agreement will be effective unless made in a writing signed by the party to be charged, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Borrower will entitle the Borrower to any other or further notice or demand in the same, similar or other circumstance.
          11.5. Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.
          11.6. Counterparts. This Agreement may be signed in any number of counterpart copies and by the parties hereto on separate counterparts, but all such copies shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart. Any party so executing this Agreement by facsimile transmission shall promptly deliver a manually executed counterpart, provided that any failure to do so shall not affect the validity of the counterpart executed by facsimile transmission.
          11.7. Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Borrower and the Bank and their respective heirs, executors, administrators, successors and assigns; provided, however, that the Borrower may not assign this Agreement in whole or in part without the Bank’s prior written consent and the Bank at any time may assign this Agreement in whole or in part.
          11.8. Interpretation. In this Agreement, unless the Bank and the Borrower otherwise agree in writing, the singular includes the plural and the plural the singular; words importing any gender include the other genders; references to statutes are to be construed as including all statutory provisions consolidating, amending or replacing the statute referred to; the word “or” shall be deemed to include “and/or”, the words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; references to articles, sections (or subdivisions of sections) or exhibits are to those of this Agreement; and references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications to such instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement. Section headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. Unless otherwise specified in this Agreement, all accounting terms shall be interpreted and all accounting determinations shall be made in accordance with GAAP. If this Agreement is executed by more than one party as Borrower, the obligations of such persons or entities will be joint and several.
          11.9. No Consequential Damages, Etc. The Bank will not be responsible for any damages, consequential, incidental, special, punitive or otherwise, that may be incurred or alleged by any person or entity, including the Borrower and any Guarantor, as a result of this Agreement, the other Loan Documents, the transactions contemplated hereby or thereby, or the use of the proceeds of the Loan.
          11.10. Assignments and Participations. At any time, without any notice to the Borrower, the Bank may sell, assign, transfer, negotiate, grant participations in, or otherwise dispose of all or any part of the Bank’s interest in the Loan. The Borrower hereby authorizes the Bank to provide, without any notice to the Borrower, any information concerning the Borrower, including information pertaining to the Borrower’s financial condition, business operations or general creditworthiness, to any person or entity which may succeed to or participate in all or any part of the Bank’s interest in the Loan.
          11.11. Governing Law and Jurisdiction. This Agreement has been delivered to and accepted by the Bank and will be deemed to be made in the State where the Bank’s office indicated above is located. This Agreement will be interpreted and the rights and liabilities of the parties hereto determined in accordance with the laws of the State where the Bank’s office indicated above is located, excluding its conflict of laws rules. The Borrower hereby irrevocably consents to the exclusive jurisdiction of any state or federal court in the county or judicial district where the Bank’s office indicated above is located; provided that nothing contained in this Agreement will prevent the Bank from bringing any action, enforcing any award or judgment or exercising any rights against the Borrower individually, against any security or against any property of the Borrower within any other county, state or other foreign or domestic jurisdiction. The Bank and the Borrower agree that the venue provided above is the most convenient forum for both the Bank and the Borrower. The Borrower waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Agreement.
          11.12. WAIVER OF JURY TRIAL. EACH OF THE BORROWER AND THE BANK IRREVOCABLY WAIVES ANY AND ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE RELATING TO THIS AGREEMENT, ANY DOCUMENTS EXECUTED IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED IN ANY OF SUCH DOCUMENTS. THE BORROWER AND THE BANK ACKNOWLEDGE THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.
The Borrower acknowledges that it has read and understood all the provisions of this Agreement, including the waiver of jury trial, and has been advised by counsel as necessary or appropriate.

WITNESS the due execution hereof as a document under seal, as of the date first written above.

WITNESS / ATTEST:	ERIE INDEMNITY COMPANY, a Pennsylvania corporation

	By:	/s/ Philip A. Garcia

Print Name:		Print Name:	Philip A. Garcia
Title:		Title:	Executive Vice President & CFO
(Include title only an officer or entity signing to the right)

PNC BANK, NATIONAL ASSOCIATION
By:	/s/ James F. Stevenson
James F. Stevenson
Vice President

ADDENDUM to that certain Loan Agreement dated January 30, 2008 between Erie Indemnity Company as the Borrower and PNC Bank, National Association, as the Bank. Capitalized terms used in this Addendum and not otherwise defined shall have the meanings given them in the Agreement. Section numbers below refer to the sections of the Agreement.
3.6 Title to Assets. Describe additional liens and encumbrances below:
3.7 Litigation. Describe pending and threatened litigation, investigations, proceedings, etc. below:

CONTINUATION OF ADDENDUM
FINANCIAL COVENANTS
(1) The Borrower will maintain at all times a minimum consolidated net worth of the sum of (A) 70% of the Borrower’s consolidated net worth as of December 31, 2007, plus (B) 50% of positive net income on a cumulative basis for each succeeding fiscal quarter, commencing with the fiscal quarter ending March 31, 2008.
(2) The Borrower will maintain at all times a ratio (expressed as a percentage) of consolidated debt to consolidated total capitalization of not more than 35%.
All of the above financial covenants shall be computed and determined in accordance with GAAP applied on a consistent basis (subject to normal year-end adjustments).

Amendment to Loan Documents
     THIS AMENDMENT TO LOAN DOCUMENTS (this “Amendment”) is made as of February 27, 2008, by and between ERIE INDEMNITY COMPANY (the “Borrower”), and PNC BANK, NATIONAL ASSOCIATION (the “Bank”).
BACKGROUND
     A. The Borrower has executed and delivered to the Bank (or a predecessor which is now known by the Bank’s name as set forth above), one or more promissory notes, letter agreements, loan agreements, security agreements, mortgages, pledge agreements, collateral assignments, and other agreements, instruments, certificates and documents, some or all of which are more fully described on attached Exhibit A, which is made a part of this Amendment (collectively as amended from time to time, the “Loan Documents”) which evidence or secure some or all of the Borrower’s obligations to the Bank for one or more loans or other extensions of credit (the “Obligations”).
     B. The Borrower and the Bank desire to amend the Loan Documents as provided for in this Amendment.
     NOW, THEREFORE, in consideration of the mutual covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:
     1. Certain of the Loan Documents are amended as set forth in Exhibit A. Any and all references to any Loan Document in any other Loan Document shall be deemed to refer to such Loan Document as amended by this Amendment. This Amendment is deemed incorporated into each of the Loan Documents. Any initially capitalized terms used in this Amendment without definition shall have the meanings assigned to those terms in the Loan Documents. To the extent that any term or provision of this Amendment is or may be inconsistent with any term or provision in any Loan Document, the terms and provisions of this Amendment shall control.
     2. The Borrower hereby certifies that: (a) all of its representations and warranties in the Loan Documents, as amended by this Amendment, are, except as may otherwise be stated in this Amendment: (i) true and correct as of the date of this Amendment, (ii) ratified and confirmed without condition as if made anew, and (iii) incorporated into this Amendment by reference, (b) no Event of Default or event which, with the passage of time or the giving of notice or both, would constitute an Event of Default, exists under any Loan Document which will not be cured by the execution and effectiveness of this Amendment, (c) no consent, approval, order or authorization of, or registration or filing with, any third party is required in connection with the execution, delivery and carrying out of this Amendment or, if required, has been obtained, and (d) this Amendment has been duly authorized, executed and delivered so that it constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms. The Borrower confirms that the Obligations remain outstanding without defense, set off, counterclaim, discount or charge of any kind as of the date of this Amendment.
     3. The Borrower hereby confirms that any collateral for the Obligations, including liens, security interests, mortgages, and pledges granted by the Borrower or third parties (if applicable), shall continue unimpaired and in full force and effect, and shall cover and secure all of the Borrower’s existing and future Obligations to the Bank, as modified by this Amendment.

     4. As a condition precedent to the effectiveness of this Amendment, the Borrower shall comply with the terms and conditions (if any) specified in Exhibit A.
     5. To induce the Bank to enter into this Amendment, the Borrower waives and releases and forever discharges the Bank and its officers, directors, attorneys, agents, and employees from any liability, damage, claim, loss or expense of any kind that it may have against the Bank or any of them arising out of or relating to the Obligations. The Borrower further agrees to indemnify and hold the Bank and its officers, directors, attorneys, agents and employees harmless from any loss, damage, judgment, liability or expense (including attorneys’ fees) suffered by or rendered against the Bank or any of them on account of any claims arising out of or relating to the Obligations. The Borrower further states that it has carefully read the foregoing release and indemnity, knows the contents thereof and grants the same as its own free act and deed.
     6. This Amendment may be signed in any number of counterpart copies and by the parties to this Amendment on separate counterparts, but all such copies shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile transmission shall be effective as delivery of a manually executed counterpart. Any party so executing this Amendment by facsimile transmission shall promptly deliver a manually executed counterpart, provided that any failure to do so shall not affect the validity of the counterpart executed by facsimile transmission.
     7. This Amendment will be binding upon and inure to the benefit of the Borrower and the Bank and their respective heirs, executors, administrators, successors and assigns.
     8. This Amendment has been delivered to and accepted by the Bank and will be deemed to be made in the State where the Bank’s office indicated in the Loan Documents is located. This Amendment will be interpreted and the rights and liabilities of the parties hereto determined in accordance with the laws of the State where the Bank’s office indicated in the Loan Documents is located, excluding its conflict of laws rules.
     9. Except as amended hereby, the terms and provisions of the Loan Documents remain unchanged, are and shall remain in full force and effect unless and until modified or amended in writing in accordance with their terms, and are hereby ratified and confirmed. Except as expressly provided herein, this Amendment shall not constitute an amendment, waiver, consent or release with respect to any provision of any Loan Document, a waiver of any default or Event of Default under any Loan Document, or a waiver or release of any of the Bank’s rights and remedies (all of which are hereby reserved). The Borrower expressly ratifies and confirms the waiver of jury trial provisions contained in the Loan Documents.
     WITNESS the due execution of this Amendment as a document under seal as of the date first written above.

WITNESS / ATTEST:	ERIE INDEMNITY COMPANY

/s/ Donald A. McRae	By:	/s/ Philip A. Garcia

Print Name: Donald A. McRae		Print Name: Philip A. Garcia
Title: AVP & Cash Manager		Title: EVP & CFO
(Include title only if an officer of entity signing to the right)

PNC BANK, NATIONAL ASSOCIATION

	By:	/s/ James F. Stevenson

James F. Stevenson Vice President

EXHIBIT A TO
AMENDMENT TO LOAN DOCUMENTS
DATED AS OF FEBRUARY 27, 2008
A.	The “Loan Documents” that are the subject of this Amendment include the following (as any of the foregoing have previously been amended, modified or otherwise supplemented):
1.	Loan Agreement, dated January 30, 2008, between the Borrower and the Bank (the “Agreement”); and

2.	All other documents, instruments, agreements, and certificates executed and delivered in connection with the Loan Documents listed in this Section A.
B.	The Agreement is amended as follows:
1.	Section 1.1 of the Agreement is hereby amended by adding the following two (2) paragraphs to the end thereof:
     “The Borrower may request that the Bank, in lieu of cash advances, issue standby letters of credit (individually, a “Letter of Credit” and collectively the “Letters of Credit”) under the Line of Credit in the face amount in the aggregate at any time outstanding not to exceed $50,000,000.00; provided, however, that after giving effect to the face amount of such Letter of Credit, the sum of the aggregate outstanding advances under the Line of Credit and the aggregate face amount of all Letters of Credit issued and outstanding shall not exceed the Line of Credit.. The availability of advances under the Line of Credit shall be reduced by the face amount of each Letter of Credit issued and outstanding (whether or not drawn). For purposes of this Agreement, the “face amount” of any Letter of Credit shall include any automatic increases in face amount under the terms of such Letter of Credit, whether or not any such increase in face amount has become effective. Unless otherwise consented to by the Bank in writing, each Letter of Credit shall have an expiry date which is not later than twelve (12) months following the Expiration Date (the “Final LC Expiration Date”). Each payment by the Bank under a Letter of Credit shall constitute an advance of principal under the Line of Credit and shall be evidenced by the Note. The Letters of Credit shall be governed by the terms of this Agreement and by one or more reimbursement agreements, in form and content satisfactory to the Bank, executed by the Borrower in favor of the Bank (collectively if more than one, the “Reimbursement Agreement”). Each request for the issuance of a Letter of Credit must be accompanied by the Borrower’s execution of an application on the Bank’s standard forms (each, an “Application”), together with all supporting documentation. Each Letter of Credit will be issued in the Bank’s sole discretion and in a form acceptable to the Bank. This Agreement is not a pre-advice for the issuance of a letter of credit and is not irrevocable.
     The Borrower shall pay the Bank’s standard issuance fee on the face amount of each Letter of Credit upon issuance, together with such other customary fees and expenses therefore as shall be required by the Bank. In addition, the Borrower shall pay to the Bank a fee (the “Letter of Credit Commission”), calculated daily (on the basis of a year of 360 days), equal to the amount available to be drawn at such time under all Letters of Credit issued under the Line of Credit (including any amounts drawn thereunder and not reimbursed, regardless of the existence or satisfaction of any conditions or limitations on drawing) on each day multiplied by fifty (50) basis points (0.50%). The Letter of Credit Commission shall be payable quarterly in arrears beginning on April 1, 2008, and continuing on the first day of each fiscal quarter thereafter and on the Final LC Expiration Date. Notwithstanding the foregoing, after the occurrence and during the continuance of an Event of Default, the Letter of Credit Commission, as calculated above, shall be increased by three percent (3.00%) per annum.”
C.	Conditions to Effectiveness of Amendment: The Bank’s willingness to agree to the amendments set forth in this Amendment is subject to the prior satisfaction of the following conditions:
1.	Execution by all parties and delivery to the Bank of this Amendment, and a Reimbursement Agreement for Standby Letters of Credit, in form and content satisfactory to the Bank.

Reimbursement Agreement for Standby Letter(s) of Credit
     THIS REIMBURSEMENT AGREEMENT FOR STANDBY LETTER(S) OF CREDIT (this “Agreement”) is made as of this 27th day of February, 2008, by ERIE INDEMNITY COMPANY (the “Obligor”), with an address at 100 Erie Insurance Place, Erie, Pennsylvania 16530, in favor of PNC BANK, NATIONAL ASSOCIATION (the “Bank”), with an address at 500 First Avenue, Third Floor, Pittsburgh, PA 15219. From time to time by submitting an application in a form approved by the Bank (an “Application”), the Obligor or any of its subsidiaries or affiliates may request the Bank to issue one or more letters of credit (each, a “Credit”). The Bank may issue any such Credit, but the Bank shall have no obligation to do so unless otherwise agreed in writing. The Obligor agrees that the following terms and conditions shall apply to any Credit:
     1. Definitions and Interpretation. (a) In addition to terms defined elsewhere in this Agreement: “Bank Affiliate” means any direct or indirect subsidiary of The PNC Financial Services Group, Inc.; “Base Rate” means a fluctuating rate per annum equal to the greater of (i) the interest rate per annum announced from time to time by the Bank as its then prime rate, which rate may not be the lowest rate then being charged commercial borrowers by the Bank; or (ii) the rate applicable to federal funds transactions, as reasonably determined by the Bank, plus .50%; “Business Day” means any day other than a Saturday, Sunday or other day on which banks in Pittsburgh, Pennsylvania, or any other city of which the Bank may give the Obligor notice from time to time, are authorized or required by law to close; “Dollar Equivalent” means, with respect to an amount in any currency other than U.S. dollars, as of any date, the amount of U.S. dollars into which such amount in such currency may be converted at the spot rate at which U.S. dollars are offered by the Bank in Pittsburgh for such currency at approximately 11:00 a.m., Prevailing Time, on such date, plus all actual costs of settlement, including amounts incurred by the Bank to comply with currency exchange requirements of any Governmental Authority; “Governmental Authority” means any de facto or de jure domestic or foreign government, court, tribunal, agency, or other purported authority; “ISP98” means the International Standby Practices 1998, and any subsequent official revision thereof; “Prevailing Time” means the prevailing time in Pittsburgh, Pennsylvania (or any other city of which the Bank may have given the Obligor notice) on the date in question; “Taxes” means all taxes, fees, duties, levies, imposts, deductions, charges or withholdings of any kind (other than taxes on the Bank’s net income); and “UCP” means the Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce at the time a Credit is issued.
     (b) If this Agreement is signed by more than one Obligor, each shall be deemed to make to the Bank all the representations, warranties and covenants contained herein, and each shall be jointly and severally liable hereunder. Any reference herein to this Agreement, an Application, a Credit, or any other instrument, agreement or document related hereto or thereto shall be deemed to refer to all amendments, modifications, extensions and renewals hereof and thereof. Determinations made by the Bank pursuant to the terms hereof shall be conclusive absent manifest error.
     2. Payments. (a) The Obligor will pay to the Bank the amount to be paid by the Bank with respect to each draft or other payment demand made under a Credit no later than 10 a.m., Prevailing Time, on the date such payment is to be made by the Bank, or such earlier time as the Bank may reasonably require. If a Credit calls for the delivery by the Bank of an item other than money, the Obligor shall deliver or cause to be delivered such item to the Bank at such time, in advance of the time the Bank is to deliver such item, as the Bank may reasonably require.

     (b) The Obligor agrees to be primarily liable for payment to the Bank with respect to any Credit issued by the Bank at the request of any subsidiary or affiliate of the Obligor. The Obligor authorizes the Bank to accept Applications from the Obligor’s subsidiaries and affiliates.
     (c) The Obligor will pay to the Bank upon receipt of the Bank’s invoice therefor (i) interest on all amounts payable to the Bank hereunder from the date due to the date of payment, at the Base Rate plus ___% (or, if the preceding blank is not completed, the Base Rate plus 4%); provided that in no event shall the Obligor pay interest in excess of the maximum rate permitted by applicable law; (ii) the Bank’s fees as separately agreed to by the Obligor and the Bank, as well as the customary commissions and other charges regularly charged by the Bank for letters of credit; and (iii) all charges and expenses paid or incurred by the Bank or any of its correspondents in connection with this Agreement or any Credit, including all reasonable legal fees and expenses, whether of internal or external counsel to the Bank. All periodic interest, fees and commissions shall be calculated on the basis of the actual days elapsed in a 360 day year, and interest shall continue to accrue at the applicable rate set forth herein whether or not a default exists or a judgment has been entered.
     (d) All amounts payable hereunder by the Obligor shall be paid to the Bank at its address set forth above or at such other place as the Bank may give notice from time to time, in immediately available funds in the currency specified by the Bank, without set off, defense, recoupment, deduction, cross-claim or counterclaim of any kind; and free and clear of, and without deduction for, any present or future Taxes. If the Bank or the Obligor pays any Taxes, whether or not correctly or legally assessed, the amounts payable hereunder shall be increased so that, after the payment of such Taxes, the Bank shall have received an amount equal to the sum the Bank would have received had no such Taxes been paid. If any amount payable hereunder is denominated in a currency other than U.S. dollars, the Obligor shall make payment in such currency or, at the Bank’s option, shall pay the Dollar Equivalent thereof. To effect any payment due hereunder, the Bank may debit any account that the Obligor may have with the Bank or any Bank Affiliate.
     3. Nature of Obligations. (a) The Obligor’s obligations to the Bank under this Agreement are absolute, unconditional and irrevocable, and shall be paid and performed in accordance with the terms hereof irrespective of any act, omission, event or condition, including, without limitation (i) the form of, any lack of power or authority of any signer of, or the lack of validity, sufficiency, accuracy, enforceability or genuineness of (or any defect in or forgery of any signature or endorsement on) any draft, demand, document, certificate or instrument presented in connection with any Credit, or any fraud or alleged fraud in connection with any Credit or any obligation underlying any Credit, in each case, even if the Bank or any of its correspondents have been notified thereof; (ii) any claim of breach of warranty that might be made by the Obligor or the Bank against any beneficiary of a Credit, or the existence of any claim, set off, recoupment, counterclaim, cross-claim, defense, or other right that the Obligor may at any time have against any beneficiary, any successor beneficiary, any transferee or assignee of the proceeds of a Credit, the Bank or any correspondent or agent of the Bank, or any other person, however arising; (iii) any acts or omissions by, or the solvency of, any beneficiary of any Credit, or any other person having a role in any transaction or obligation relating to a Credit; (iv) any failure by the Bank to issue any Credit in the form requested by the Obligor, unless the Bank receives written notice from the Obligor of such failure within three Business Days after the Bank shall have furnished the Obligor (by facsimile transmission or otherwise) a copy of such Credit and such error is material; and (v) any action or omission (including failure or compulsion to honor a presentation under any Credit) by the Bank or any of its correspondents in connection with a Credit, draft or other demand for payment, document, or any property relating to a Credit, and resulting from any censorship, law, regulation, order, control, restriction, or the like, rightfully or wrongly exercised by any Governmental Authority, or from any other cause beyond the reasonable control of the Bank or any of its correspondents, or for any loss or damage to the Obligor or to anyone else, or to any property of the Obligor or anyone else, resulting from any such action or omission.
     (b) The Bank is authorized to honor any presentation under a Credit without regard to, and without any duty on the Bank’s part to inquire into, any transaction or obligation underlying such Credit, or any disputes or controversies between the Obligor and any beneficiary of a Credit, or any other person, notwithstanding that the Bank may have assisted the Obligor in the preparation of the wording of any Credit or documents required to be presented thereunder or that the Bank may be aware of any underlying transaction or obligation or be familiar with any of the parties thereto.
     (c) The Obligor agrees that any action or omission by the Bank or any of its correspondents in connection with any Credit or presentation thereunder shall be binding on the Obligor and shall not result in any liability of the Bank or any of its correspondents to the Obligor in the absence of the gross negligence or willful misconduct of the Bank. Without limiting the generality of the foregoing, the Bank and each of its correspondents (i) may rely on any oral or other communication believed in good faith by the Bank or such correspondent to have been authorized or given by or on behalf of the Obligor; (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Credit; (iii) may honor a previously dishonored presentation under a Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the Bank; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being separately delivered), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Credit; and (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located. In no event shall the Bank be liable to the Obligor for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Credit.
     (d) If the Obligor or any other person seeks to delay or enjoin the honor by the Bank of a presentation under a Credit, the Bank shall have no obligation to delay or refuse to honor the presentation until validly so ordered by a court of competent jurisdiction.
     4. Set Off and Security. As collateral security for the due payment and performance of the Obligor’s obligations to the Bank hereunder and otherwise, whether such obligations are absolute or contingent and exist now or arise after the date hereof, the Obligor grants to the Bank a contractual possessory security interest in, an unqualified right to possession and disposition of, and a contractual right of set off against, in each case, to the fullest extent permitted by law (a) all property relating to any Credit, and all drafts, payment demands, transport documents, warehouse receipts, documents of title, policies or certificates of insurance and other documents relating to any Credit; (b) property in the possession of, on deposit with, or in transit to, the Bank or any Bank Affiliate, now or hereafter, regardless of how obtained or held (whether in a general or special account or deposit, jointly or with someone else, in safekeeping, or otherwise); and (c) the proceeds (including insurance proceeds) of each of the above (collectively, the “Collateral”). The Bank’s rights with respect to the Collateral may be exercised without demand on or notice to the Obligor. The Bank shall be deemed to have exercised its right of set off immediately upon the occurrence of an Event of Default hereunder without any action of the Bank, although the Bank may enter such setoff on its books and records at a later time. The Obligor agrees from time to time to deliver to the Bank, on demand, such further agreements and instruments, and such additional security, as the Bank may require to secure, or further secure, the Obligor’s obligations hereunder.
     5. Representations, Warranties, Covenants. The Obligor represents, warrants, and covenants that (a) if not a natural person, the Obligor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and duly qualified to do business in those jurisdictions in which its ownership of property or the nature of its business activities makes such qualification necessary; (b) the Obligor has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and all such action has been duly authorized by all necessary proceedings on the Obligor’s part, and neither now nor hereafter shall contravene or result in a breach of any organizational document of the Obligor, any agreement, document, or instrument binding on the Obligor or its property, or any law, treaty, regulation, or order of any Governmental Authority, or require any notice, filing, or other action to or by any Governmental Authority; (c) all financial statements and other information received from the Obligor by the Bank prior to the date hereof fairly and accurately present its financial condition in accordance with generally accepted accounting principles, and no material adverse change has occurred in the Obligor’s financial condition or business operations since the date thereof; (d) there are no actions, suits, proceedings or governmental investigations pending or, to the knowledge of the Obligor, threatened against the Obligor which could result in a material adverse change in its financial condition or business operations; (e) the Obligor will promptly submit to the Bank such information relating to the Obligor’s affairs (including but not limited to annual financial statements) as the Bank may reasonably request; and (f) the Obligor and each transaction and obligation underlying each Credit are and shall remain in compliance with all laws, treaties, rules, and regulations of any Governmental Authority, including, without limitation, foreign exchange control, United States foreign assets control, and currency reporting laws and regulations, now or hereafter applicable.
     6. Events of Default. The occurrence of any of the following is an “Event of Default” hereunder: (a) the Obligor’s failure to pay when due any obligation to the Bank or any Bank Affiliate under this Agreement or otherwise; (b) the Obligor’s failure to perform or observe any other term or covenant of this Agreement; (c) any representation or warranty contained in this Agreement or in any document given now or hereafter by the Obligor in connection herewith is materially false, erroneous, or misleading; (d) the occurrence of any event of default or default and the lapse of any notice or cure period under any other debt, liability or obligation of the Obligor to the Bank or any Bank Affiliate; (e) the failure to pay or perform any material obligation to any other person if such failure may cause any such obligation to be due or performable immediately; (f) any levy, garnishment, attachment, or similar proceeding is instituted against the Obligor’s property in possession of, on deposit with, or in transit to, the Bank; (g) the Obligor’s dissolution or termination, or the institution by or against the Obligor or any of its property of any proceeding relating to bankruptcy, receivership, insolvency, reorganization, liquidation, conservatorship, foreclosure, execution, attachment, garnishment, levy, assignment for the benefit of creditors, relief of debtors, or similar proceeding (and, in the case of any such proceeding instituted against the Obligor, such proceeding is not dismissed or stayed within 30 days of the commencement thereof); (h) the entry of a material final judgment against the Obligor and the failure of the Obligor to discharge the judgment within 10 days of the final entry thereof; (i) any material adverse change in the Obligor’s business, assets, operations, financial condition or results of operations; (j) the death, incarceration, indictment, or legal incompetency of an individual Obligor or, if the Obligor is a partnership or limited liability company, the death, incarceration, indictment, or legal incompetency of any individual general partner or member; (k) the occurrence of any of the above events with respect to any person which has now or hereafter guarantied or provided any collateral for any of the Obligor’s obligations hereunder; or (l) any guarantee, or any document, instrument or agreement purporting to provide the Bank security for the Obligor’s obligations hereunder shall be challenged, repudiated, or unenforceable for any reason.
     7. Remedies. Upon the occurrence of any Event of Default (a) the amount of each Credit, together with any additional amounts payable hereunder, shall, at the Bank’s option, become due and payable immediately without demand upon or notice to the Obligor; (b) the Bank may exercise from time to time any of the rights and remedies available to the Bank under this Agreement, under any other documents now or in the future evidencing or securing obligations of the Obligor to the Bank, or under applicable law, and all such remedies shall be cumulative and not exclusive; and (c) upon request of the Bank, the Obligor shall promptly deliver to the Bank in immediately available funds, as collateral for any and all obligations of the Obligor to the Bank, an amount equal to 105% of the maximum aggregate amount then or at any time thereafter available to be drawn under all outstanding Credits, and the Obligor hereby pledges to the Bank and grants to the Bank a security interest in all such funds as security for such obligations, acknowledges that the Bank shall at all times have control of such funds and shall be authorized to give entitlement orders (as defined in the UCC) with respect to such funds, without further consent of the Obligor or any other person, and agrees promptly to do all further things that the Bank may deem necessary in order to grant and perfect the Bank’s security interest in such funds. The Obligor waives presentment, protest, dishonor, notice of dishonor, demand, notice of protest, notice of non-payment, and notice of acceptance of this Agreement, and any other notice or demand of any kind from the Bank.
     8. Subrogation. The Bank, at its option, shall be subrogated to the Obligor’s rights against any person who may be liable to the Obligor on any transaction or obligation underlying any Credit, to the rights of any holder in due course or person with similar status against the Obligor, and to the rights of any beneficiary or any successor or assignee of any beneficiary.

     9. Indemnification. The Obligor agrees to indemnify the Bank and each Bank Affiliate and each of their respective officers, directors, shareholders, employees and agents (each, an “Indemnified Party”) and to hold each Indemnified Party harmless from and against any and all claims, liabilities, losses, damages, Taxes, penalties, interest, judgments, costs and expenses (including reasonable legal fees and costs, whether of internal or external counsel to the Bank and all expenses of litigation or preparation therefor), which may be incurred by or awarded against any Indemnified Party, and which arise out of or in connection with (a) any Credit, this Agreement, or any suit, action, claim, proceeding or governmental investigation, pending or threatened, whether based on statute, regulation or order, or tort, or contract or otherwise, before any court or governmental authority, which arise out of or relates to this Agreement or any Credit (and irrespective of who may be the prevailing party); (b) any payment or action taken in connection with any Credit, including, without limitation, any action or proceeding seeking to restrain any drawing under a Credit or to compel or restrain any payment or any other action under a Credit or this Agreement (and irrespective of who may be the prevailing party); (c) the enforcement of this Agreement or the collection or sale of any property or collateral; and (d) any act or omission of any Governmental Authority or other cause beyond the Bank’s reasonable control; except, in each case, to the extent such claim, liability, loss, damage, Tax, penalty, interest, judgment, cost or expense is found by a final judgment of a court of competent jurisdiction to have resulted from the Bank’s gross negligence or willful misconduct.
     10. Miscellaneous. All notices, demands, requests, consents, approvals and other communications required or permitted hereunder (“Notices”) must be in writing and will be effective upon receipt. Notices may be given in any manner to which the parties may separately agree, including electronic mail. Without limiting the foregoing: (i) first class mail, facsimile transmission and commercial courier service are hereby agreed to as acceptable methods for giving Notices and (ii) Applications may be submitted electronically via, and in accordance with the terms and conditions of, the PINACLE Network System (or such other network system offered by the Bank), if Obligor is an authorized user of such system or by such other electronic means acceptable to the Bank. Regardless of the manner in which provided, Notices may be sent to a party’s address as set forth above or to such other address as any party may give to the other for such purpose in accordance with this section. The Bank may rely, and shall be protected in acting or refraining from acting, upon any Notice or Application believed by the Bank to be genuine and to have been given by the proper party or parties. No delay or omission on the Bank’s part to exercise any right or power arising hereunder will impair any such right or power or be considered to be a waiver of any such right or power, nor will the Bank’s action or inaction impair any such right or power. No modification, amendment or waiver of, or consent to any departure by the Obligor from, any provision of this Agreement, will be effective unless made in a writing signed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. If any provision of this Agreement is found to be invalid by a court, all the other provisions of the Agreement will remain in full force and effect. If this Agreement is executed by more than one Obligor, each Obligor waives any and all defenses to payment and performance hereunder based upon principles of suretyship, impairment of collateral, or otherwise and, without limiting the generality of the foregoing, each Obligor consents to: any change in the time, manner, or place of payment of or in any other term of all or any of the obligations of any other Obligor hereunder or otherwise, and any exchange or release of any property or collateral, or the release or other amendment, extension, renewal, waiver of, or consent to departure from, the terms hereof or of any guaranty or security agreement or any other agreement related hereto. This Agreement will be binding upon and inure to the benefit of the Obligor and the Bank and their respective heirs, executors, administrators, successors and assigns; provided, however, that the Obligor may not assign this Agreement in whole or in part without the Bank’s prior written consent and the Bank may at any time assign this Agreement in whole or in part. The Obligor hereby authorizes the Bank, from time to time without notice to the Obligor, to record telephonic and other electronic communications of the Obligor and provide any information pertaining to the financial condition, business operations or credit worthiness of the Obligor to or at the direction of any Governmental Authority, to any of the Bank’s correspondents, and any Bank Affiliate, and to any of its or their directors, officers, employees, auditors and professional advisors, to any person which in the ordinary course of its business makes credit reference inquiries, to any person which may succeed to or participate in all or part of the Bank’s interest hereunder, and as may be necessary or advisable for the preservation of the Bank’s rights hereunder. This is a continuing Agreement and shall remain in full force and effect until no obligations of the Obligor and no Credit exist hereunder; provided, however, that termination of this Agreement shall not release the Obligor from any payment or performance that is subsequently rescinded or recouped, and the obligation to make any such payment or performance shall continue until paid or performed as if no such payment or performance ever occurred. Provisions concerning payment, indemnification, increased costs, Taxes, immunity, and jurisdiction shall survive the termination of this Agreement.
     11. Financial Institution Obligor. If one of two or more Obligors is a financial institution (the “Financial Institution”), the Financial Institution shall be deemed to request the issuance of any Credit for its customer (the “Customer”) who has also executed this Agreement as an Obligor. In consideration of any such issuance, and as a direct and primary obligation, the Financial Institution agrees to pay the Bank all amounts that become due and payable to the Bank under this Agreement, when and as due, in accordance with the terms hereof. The Financial Institution hereby assigns to the Bank all security interests now or at any time existing granted in favor of the Financial Institution as security for the Customer’s obligations to the Financial Institution arising out of this Agreement or any Credit, and agrees to do all things necessary from time to time to effect such assignment.
     12. Representative of Obligor. If this Agreement is executed by more than one Obligor and neither is a Financial Institution, the Obligor whose signature is first shown below shall have the exclusive right to deal with the Bank in connection with the matters addressed herein, notwithstanding conflicting instructions or requests from any other Obligor.
     13. Waiver of Immunity. The Obligor acknowledges that this Agreement is entered into, and each Credit will be issued, for commercial purposes and, if the Obligor now or hereafter acquires any immunity (sovereign or otherwise) from the jurisdiction of any court or from any legal process with respect to itself or any of its property, the Obligor hereby irrevocably waives such immunity.
     14. Jurisdiction. The Obligor hereby irrevocably consents to the exclusive jurisdiction of any state or federal court for the county or judicial district in the State of Pennsylvania where the Bank’s office set forth above is located; provided that nothing contained in this Agreement will prevent the Bank from bringing any action, enforcing any award or judgment, or exercising any right against the Obligor individually, against any security, or against any property of the Obligor within any other county, state or other foreign or domestic jurisdiction. The Obligor agrees that the venue provided above is the most convenient forum for the Bank and the Obligor. The Obligor waives any objection to venue and any objection based on a more convenient forum in any action under this Agreement.
     15. WAIVER OF JURY TRIAL. THE OBLIGOR IRREVOCABLY WAIVES ALL RIGHTS THE OBLIGOR MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE RELATING TO THIS AGREEMENT, ANY CREDIT, ANY DOCUMENTS EXECUTED IN CONNECTION WITH THIS AGREEMENT OR ANY CREDIT, OR ANY OBLIGATION OR TRANSACTION UNDERLYING ANY OF THE FOREGOING. THE OBLIGOR ACKNOWLEDGES THAT THIS WAIVER IS KNOWING AND VOLUNTARY.
     16. Governing Law. This Agreement and each Credit shall be interpreted, construed, and enforced according to (a) the laws of the Commonwealth of Pennsylvania, including, without limitation, the Uniform Commercial Code (“UCC;” with the definitions of Article 5 of the UCC controlling over any conflicting definitions in other UCC Articles); and (b) the UCP or the ISP, as set forth in each Credit, which are, as applicable, incorporated herein by reference and which shall control (to the extent not prohibited by the law referred to in (a)) in the event of any inconsistent provisions of such law. In the event that a body of law other than that set forth above is applicable to a Credit, the Obligor shall be obligated to pay and reimburse the Bank for any payment made under such Credit if such payment is, in the Bank’s judgment, justified under either the law governing this Agreement or the law governing such Credit.

ERIE INDEMNITY COMPANY
By:	/s/ Philip A. Garcia
	Print Name:	Philip A. Garcia
	Title:	EVP & CFO

Sixth Amendment to Loan Documents
     THIS SIXTH AMENDMENT TO LOAN DOCUMENTS (this “Amendment”) is made as of December 29, 2008, by and between ERIE INDEMNITY COMPANY (the “Borrower”), and PNC BANK, NATIONAL ASSOCIATION (the “Bank”).
BACKGROUND
     A. The Borrower has executed and delivered to the Bank (or a predecessor which is now known by the Bank’s name as set forth above), one or more promissory notes, letter agreements, loan agreements, security agreements, mortgages, pledge agreements, collateral assignments, and other agreements, instruments, certificates and documents, some or all of which are more fully described on attached Exhibit A, which is made a part of this Amendment (collectively as amended from time to time, the “Loan Documents”) which evidence or secure some or all of the Borrower’s obligations to the Bank for one or more loans or other extensions of credit (the “Obligations”).
     B. The Borrower and the Bank desire to amend the Loan Documents as provided for in this Amendment.
     NOW, THEREFORE, in consideration of the mutual covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:
     1. Certain of the Loan Documents are amended as set forth in Exhibit A. Any and all references to any Loan Document in any other Loan Document shall be deemed to refer to such Loan Document as amended by this Amendment. This Amendment is deemed incorporated into each of the Loan Documents. Any initially capitalized terms used in this Amendment without definition shall have the meanings assigned to those terms in the Loan Documents. To the extent that any term or provision of this Amendment is or may be inconsistent with any term or provision in any Loan Document, the terms and provisions of this Amendment shall control.
     2. The Borrower hereby certifies that: (a) all of its representations and warranties in the Loan Documents, as amended by this Amendment, are, except as may otherwise be stated in this Amendment: (i) true and correct as of the date of this Amendment, (ii) ratified and confirmed without condition as if made anew, and (iii) incorporated into this Amendment by reference, (b) no Event of Default or event which, with the passage of time or the giving of notice or both, would constitute an Event of Default, exists under any Loan Document which will not be cured by the execution and effectiveness of this Amendment, (c) no consent, approval, order or authorization of, or registration or filing with, any third party is required in connection with the execution, delivery and carrying out of this Amendment or, if required, has been obtained, and (d) this Amendment has been duly authorized, executed and delivered so that it constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms. The Borrower confirms that the Obligations remain outstanding without defense, set off, counterclaim, discount or charge of any kind as of the date of this Amendment.
     3. The Borrower hereby confirms that any collateral for the Obligations, including liens, security interests, mortgages, and pledges granted by the Borrower or third parties (if applicable), shall continue unimpaired and in full force and effect, and shall cover and secure all of the Borrower’s existing and future Obligations to the Bank, as modified by this Amendment.

     4. As a condition precedent to the effectiveness of this Amendment, the Borrower shall comply with the terms and conditions (if any) specified in Exhibit A.
     5. To induce the Bank to enter into this Amendment, the Borrower waives and releases and forever discharges the Bank and its officers, directors, attorneys, agents, and employees from any liability, damage, claim, loss or expense of any kind that it may have against the Bank or any of them arising out of or relating to the Obligations. The Borrower further agrees to indemnify and hold the Bank and its officers, directors, attorneys, agents and employees harmless from any loss, damage, judgment, liability or expense (including attorneys’ fees) suffered by or rendered against the Bank or any of them on account of any claims arising out of or relating to the Obligations. The Borrower further states that it has carefully read the foregoing release and indemnity, knows the contents thereof and grants the same as its own free act and deed.
     6. This Amendment may be signed in any number of counterpart copies and by the parties to this Amendment on separate counterparts, but all such copies shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile transmission shall be effective as delivery of a manually executed counterpart. Any party so executing this Amendment by facsimile transmission shall promptly deliver a manually executed counterpart, provided that any failure to do so shall not affect the validity of the counterpart executed by facsimile transmission.
     7. This Amendment will be binding upon and inure to the benefit of the Borrower and the Bank and their respective heirs, executors, administrators, successors and assigns.
     8. This Amendment has been delivered to and accepted by the Bank and will be deemed to be made in the State where the Bank’s office indicated in the Loan Documents is located. This Amendment will be interpreted and the rights and liabilities of the parties hereto determined in accordance with the laws of the State where the Bank’s office indicated in the Loan Documents is located, excluding its conflict of laws rules.
     9. Except as amended hereby, the terms and provisions of the Loan Documents remain unchanged, are and shall remain in full force and effect unless and until modified or amended in writing in accordance with their terms, and are hereby ratified and confirmed. Except as expressly provided herein, this Amendment shall not constitute an amendment, waiver, consent or release with respect to any provision of any Loan Document, a waiver of any default or Event of Default under any Loan Document, or a waiver or release of any of the Bank’s rights and remedies (all of which are hereby reserved). The Borrower expressly ratifies and confirms the waiver of jury trial provisions contained in the Loan Documents.
     WITNESS the due execution of this Amendment as a document under seal as of the date first written above.

WITNESS / ATTEST:	ERIE INDEMNITY COMPANY

/s/ Donald A. McRae	By:	/s/ Douglas F. Ziegler
Print Name: Donald A. McRae		Print Name: DOUGLAS F. ZIEGLER
Title: AVP		Title: Sup, Treasurer & CIO
(Include title only if an officer of entity signing to the right)

PNC BANK, NATIONAL ASSOCIATION
By:	/s/ James F. Stevenson
James F. Stevenson
Senior Vice President

EXHIBIT A TO
SIXTH AMENDMENT TO LOAN DOCUMENTS
DATED AS OF DECEMBER 29, 2008
A.	The “Loan Documents” that are the subject of this Amendment include the following (as any of the foregoing have previously been amended, modified or otherwise supplemented):
1.	Loan Agreement, dated January 30, 2008, between the Borrower and the Bank (the “Loan Agreement”);

2.	Second Amended and Restated Committed Line of Credit Note, dated June 30, 2008, in the original principal amount of $100,000,000.00, made by the Borrower to the Bank (the “Note”), evidencing a line of credit extended by the Bank to the Borrower in an amount not to exceed $100,000,000.00 (the “Line of Credit”); and

3.	All other documents, instruments, agreements, and certificates executed and delivered in connection with the Loan Documents listed in this Section A.
B.	The Loan Agreement is amended as follows:
1.	The second sentence of the first paragraph of Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:
     “The “Expiration Date” means December 31, 2009, or such later date as may be designated by the Bank by written notice from the Bank to the Borrower.”
2.	The second sentence of the third paragraph of Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:
     “In addition, the Borrower shall pay to the Bank a fee (the “Letter of Credit Commission”), calculated daily (on the basis of a year of 360 days), equal to the amount available to be drawn at such time under all Letters of Credit issued under the Line of Credit (including any amounts drawn thereunder and not reimbursed, regardless of the existence or satisfaction of any conditions or limitations on drawing) on each day multiplied by one hundred twelve and one-half (112.5) basis points (1.125%).”
3.	Section 8 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:
     “8. Fees. Beginning on March 31, 2009 and continuing on the last day of each quarter thereafter until the Expiration Date, the Borrower shall pay a commitment fee to the Bank, in arrears, at the rate of seventy-five one-thousandths percent (0.075%) per annum on the average daily balance of the Line of Credit which is undisbursed and uncancelled during the preceding quarter. The commitment fee shall be computed on the basis of a year of 360 days and paid on the actual number of days elapsed.”
C.	Restated Note. Concurrently with the execution and delivery of this Amendment, the Borrower shall execute and deliver to the Bank a Third Amended and Restated Committed Line of Credit Note (the “Restated Note”), evidencing the Line of Credit in the principal amount of $100,000,000.00, in form and substance satisfactory to the Bank. Upon receipt by the Bank of the Restated Note, the original Note shall be canceled and returned to the Borrower; the Line of Credit and all accrued and unpaid interest on the original Note shall thereafter be evidenced by the Restated Note; and all references to the “Note” evidencing the Line of Credit in any documents relating thereto shall thereafter be deemed to refer to the Restated Note. Without duplication, the Restated Note shall not constitute a novation and shall in no way extinguish the Borrower’s unconditional obligation to repay all indebtedness, including accrued and unpaid interest, evidenced by the original Note.
D.	Conditions to Effectiveness of Amendment: The Bank’s willingness to agree to the amendments set forth in this Amendment is subject to the prior satisfaction of the following conditions:
1.	Execution by all parties and delivery to the Bank of this Amendment and the Restated Note.

2.	Payment by the Borrower to the Bank of a renewal fee in the amount of $40,000.00, in respect of the Line of Credit, on or before the date of this Amendment.

Eighth Amendment to Loan Documents
     THIS EIGHTH AMENDMENT TO LOAN DOCUMENTS (this “Amendment”) is made as of April 21, 2009, by and between ERIE INDEMNITY COMPANY (the “Borrower”), and PNC BANK, NATIONAL ASSOCIATION (the “Bank”).
BACKGROUND
     A. The Borrower has executed and delivered to the Bank (or a predecessor which is now known by the Bank’s name as set forth above), one or more promissory notes, letter agreements, loan agreements, security agreements, mortgages, pledge agreements, collateral assignments, and other agreements, instruments, certificates and documents, some or all of which are more fully described on attached Exhibit A, which is made a part of this Amendment (collectively as amended from time to time, the “Loan Documents”) which evidence or secure some or all of the Borrower’s obligations to the Bank for one or more loans or other extensions of credit (the “Obligations”).
     B. The Borrower and the Bank desire to amend the Loan Documents as provided for in this Amendment.
     NOW, THEREFORE, in consideration of the mutual covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:
     1. Certain of the Loan Documents are amended as set forth in Exhibit A. Any and all references to any Loan Document in any other Loan Document shall be deemed to refer to such Loan Document as amended by this Amendment. This Amendment is deemed incorporated into each of the Loan Documents. Any initially capitalized terms used in this Amendment without definition shall have the meanings assigned to those terms in the Loan Documents. To the extent that any term or provision of this Amendment is or may be inconsistent with any term or provision in any Loan Document, the terms and provisions of this Amendment shall control.
     2. The Borrower hereby certifies that: (a) all of its representations and warranties in the Loan Documents, as amended by this Amendment, are, except as may otherwise be stated in this Amendment: (i) true and correct as of the date of this Amendment, (ii) ratified and confirmed without condition as if made anew, and (iii) incorporated into this Amendment by reference, (b) no Event of Default or event which, with the passage of time or the giving of notice or both, would constitute an Event of Default, exists under any Loan Document which will not be cured by the execution and effectiveness of this Amendment, (c) no consent, approval, order or authorization of, or registration or filing with, any third party is required in connection with the execution, delivery and carrying out of this Amendment or, if required, has been obtained, and (d) this Amendment has been duly authorized, executed and delivered so that it constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms. The Borrower confirms that the Obligations remain outstanding without defense, set off, counterclaim, discount or charge of any kind as of the date of this Amendment.
     3. The Borrower hereby confirms that any collateral for the Obligations, including liens, security interests, mortgages, and pledges granted by the Borrower or third parties (if applicable), shall continue unimpaired and in full force and effect, and shall cover and secure all of the Borrower’s existing and nature Obligations to the Bank, as modified by this Amendment.

     4. As a condition precedent to the effectiveness of this Amendment, the Borrower shall comply with the terms and conditions (if any) specified in Exhibit A.
     5. To induce the Bank to enter into this Amendment, the Borrower waives and releases and forever discharges the Bank and its officers, directors, attorneys, agents, and employees from any liability, damage, claim, loss or expense of any kind that it may have against the Bank or any of them arising out of or relating to the Obligations. The Borrower further agrees to indemnify and hold the Bank and its officers, directors, attorneys, agents and employees harmless from any loss, damage, judgment, liability or expense (including attorneys’ fees) suffered by or rendered against the Bank or any of them on account of any claims arising out of or relating to the Obligations. The Borrower further states that it has carefully read the foregoing release and indemnity, knows the contents thereof and grants the same as its own free act and deed.
     6. This Amendment may be signed in any number of counterpart copies and by the parties to this Amendment on separate counterparts, but all such copies shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile transmission shall be effective as delivery of a manually executed counterpart. Any party so executing this Amendment by facsimile transmission shall promptly deliver a manually executed counterpart, provided that any failure to do so shall not affect the validity of the counterpart executed by facsimile transmission.
     7. This Amendment will be binding upon and inure to the benefit of the Borrower and the Bank and their respective heirs, executors, administrators, successors and assigns.
     8. This Amendment has been delivered to and accepted by the Bank and will be deemed to be made in the State where the Bank’s office indicated in the Loan Documents is located. This Amendment will be interpreted and the rights and liabilities of the parties hereto determined in accordance with the laws of the State where the Bank’s office indicated in the Loan Documents is located, excluding its conflict of laws rules.
     9. Except as amended hereby, the terms and provisions of the Loan Documents remain unchanged, are and shall remain in full force and effect unless and until modified or amended in writing in accordance with their terms, and are hereby ratified and confirmed. Except as expressly provided herein, this Amendment shall not constitute an amendment, waiver, consent or release with respect to any provision of any Loan Document, a waiver of any default or Event of Default under any Loan Document, or a waiver or release of any of the Bank’s rights and remedies (all of which are hereby reserved). The Borrower expressly ratifies and confirms the waiver of jury trial provisions contained in the Loan Documents.
     WITNESS the due execution of this Amendment as a document under seal as of the date first written above.

WITNESS / ATTEST:		ERIE INDEMNITY COMPANY

/s/ Penny Hokins		By:	/s/ Douglas F. Ziegler		(SEAL)

Print Name:	Penny Hokins		Print Name:	Douglas F. Ziegler
Title:	Investment Accountant		Title:
(Include title only if an officer of entity signing to the right)

PNC BANK, NATIONAL ASSOCIATION

		By:	/s/ James F. Stevenson

James F. Stevenson
Senior Vice President

EXHIBIT A TO
EIGHTH AMENDMENT TO LOAN DOCUMENTS
DATED AS OF APRIL 21, 2009
A.	The “Loan Documents” that are the subject of this Amendment include the following (as any of the foregoing have previously been amended, modified or otherwise supplemented):
1.	Pledge Agreement, dated January 30, 2008, made by the Borrower in favor of the Bank (the “Pledge Agreement”); and

2.	All other documents, instruments, agreements, and certificates executed and delivered in connection with the Loan Documents listed in this Section A.
B.	The Pledge Agreement is amended as follows:
1.	Exhibit A to the Pledge Agreement is hereby amended and restated to read as set forth in Exhibit B attached to this Amendment.
C.	Conditions to Effectiveness of Amendment: The Bank’s willingness to agree to the amendments set forth in this Amendment is subject to the prior satisfaction of the following conditions:
1.	Execution by all parties and delivery to the Bank of this Amendment.

EXHIBIT B TO
EIGHTH AMENDMENT TO LOAN DOCUMENTS
DATED AS OF APRIL 21, 2009
EXHIBIT A TO PLEDGE AGREEMENT
(UNCERTIFICATED SECURITIES)
With respect to the following account:

Title of the Securities Account:	Erie Indemnity Company
Securities Account No.:	EIRF 2221002
Custodian:	Mellon Bank, N.A.
The specific assets listed below, which are in the securities account referred to above, are being pledged as Collateral, and must at all times meet the following criteria: (i) at least $62,500,000.00 of the Collateral pledged to the Secured Party hereunder must consist of securities having a rating at all times equal to or greater than “AAA”, (ii) not more than $18,750,000.00 of the Collateral pledged to the Secured Party hereunder may consist of securities having a rating at any time equal to “A”, and (iii) the balance of the Collateral pledged to the Secured Party hereunder must consist of securities having a rating at all times equal to or greater than “AA”. A specific security will be considered based upon the higher of Moody’s/S&P rating of the underlying security or the rating provided by the monoline insurer (i.e., AMBAC, MBIA, FSA, FGIC, etc.) wrapping the specific security itself. If a security has no rating and the wrap would identify it as less than an “A” rating, such security will be disqualified as Collateral hereunder, and the Pledgor will be required to provide to the Secured Party additional Collateral in accordance with Section 4.1 of the Pledge Agreement.
Trading and withdrawals are permitted provided that the above criteria are met, and provided that the Collateral pledged to the Secured Party at all times meets the minimum market value requirement set forth in Section 4.1 of this Pledge Agreement.

Par Value (in millions of dollars)	Description of Securities	CUSIP #

2	Alaska GO @5% due 08/01/2015	011770p73

3	Alaska Airport @5% due 10/01/2017	011842pe5

2.105	Central Puget Snd @5% due 11/01/2015	15504raj8

2	Chicago Trans @5.25% due 06/01/2012	167723bb0

4	Collier Cty Sch @5.25% due 02/15/2018	194653jg7

2	Detroit Sch @5% due 05/01/2018	251129x72

2.655	Hillsboro Cty Airport @5% due 10/01/2011	432308ux0

Par Value (in millions of dollars)	Description of Securities	CUSIP #

1.390	Alabama Hsg @4.875% due 10/01/2019	01030rem0

1	Chicago MidwyArpt @5.5% due 01/01/2012	167562fr3

1	Chicago MidwyArpt @5.5% due 01/01/2013	167562fsl

2	Indiana Bd Bk @4.5% due 02/01/2013	4546233m9

1.45	Joliet Wtr @5% due 01/01/2015	479790hb6

1	Kentucky Prop @5% due 08/01/2013	49151eyz0

2.805	Ohio Hsg @4.2% due 09/01/2014	676907kp2

1	Port Houston @5% due 10/01/2014	734260g22

1	Port Houston @5% due 10/01/2015	734260g30

2	Port Seattle @5% due 11/01/2015	735371hz2

1.035	Bedford, TX @5% due 02/01/2015	076465ug6

1	Bedford, TX @5% due 02/01/2017	076465tt0

2.065	Cal Hsg @3.95% due 02/01/2012	13034pba4

1.93	Chicago O’Hare @5.5% due 01/01/2014	167592vm3

1.25	Indiana Hlth @5% due 05/01/2013	454798qa0

1	Indianapolis Loc @5.5% due 01/01/2017	45528smq6

Par Value (in millions of dollars)	Description of Securities	CUSIP #

2.035	PhillyWtr @5% due 07/01/2014	717893pf2

2.19	Pierce Cty SD @5% due 06/01/2013	720424uv0

1.83	Pima Sch @4.625% due 07/01/2013	721799vg6

2.685	Chip Vly Sch @5% due 05/01/2012	170016up2

2	Memphis GO @5% due 10/01/2015	586145nz3

2	Minneap Sch @4.25% due 02/01/2012	603792nr9

2	NJ Trans @5.25% due 12/15/2013	6461355d1

2.17	PaGos @4% due 02/01/2016	709141g33

2	PinellasHlth @4% due 11/15/2011	72316med7

2.41	Pinellas Hlth @5% due 11/15/2012	72316mdy2

2.19	RI Econ Dev @5% due 07/01/2012	76223pdd4

3.165	Suffolk Cty @4% due 02/01/2016	864766n71

2.1	Trinity Rvr @5% due 02/01/2014	89657pcv3

3	Round Rock Sch @5% due 08/01/2015	7792398f2

2	Virginia Hsg @3.90% due 04/01/2012	92812ufg8

3	Virginia Hsg @3.65% due 10/01/2012	92812ufz6

1	Virginia Hsg @4% due 04/01/2013	92812ufh6

Par Value (in millions of dollars)	Description of Securities	CUSIP #

2.535	Indiana Ofc Bld @5% due 07/01/2016	455066kg4

2.27	Kane & DuPage Ctys @3.25% due 01/01/2010	483800qr2

2	Memphis Elec @5% due 12/01/2015	586158lb1

2.565	Met DC Airport @5.25% due 10/01/2014	592646nh2

4	Michigan Mun Bd Det @5% due 06/01/2014	59455tgt3

2	Michigan Trunk @5% due 09/01/2013	594700cb0

3	Moon Twnshp Sch @5% due 11/15/2024	615401jg2

2.41	Nevada Bond Bk @5% due 12/01/2017	641460p38

2	New Jersey Econ @5% due 09/01/2018	6459164y0

2	NE MD Wst @5.5% due 04/01/2016	664257ba9

2	Orange Sch @5.25% due 08/01/2015	684517dr3

2	Denton Util @5% due 12/01/2018	249015vv7

2	DuPage Cty Sch @4% due 12/01/2013	263417hs9

2.2	Joliet Wtr @5% due 01/01/2016	479790hc4

2	Kane & DuPage Ctys @5% due 01/01/2015	483800qwl

2	NY Thruway @4.75% due 04/01/2018	650013L37

Par Value (in millions of dollars)	Description of Securities	CUSIP #

2	Lake Cty Sch @3.6% due 01/01/2015	509250cb0

1.5	Los Angeles Hbr @5% due 08/01/2011	544552pv8

1.795	NC Medcare @5% due 10/01/2018	65820pcf0

2.24	Port Auth NY/NJ @4% due 10/01/2010	73358tly5

2	Virginia Ports @5% due 07/01/2019	928075cj7

1.28	Univ KS Hosp. @5% due 09/01/2011	914367bt3

TOTAL at par		$126,255,000.00

Ninth Amendment to Loan Documents
     THIS NINTH AMENDMENT TO LOAN DOCUMENTS (this “Amendment”) is made as of June 29, 2009, by and between ERIE INDEMNITY COMPANY (the “Borrower”), and PNC BANK, NATIONAL ASSOCIATION (the “Bank”).
BACKGROUND
     A. The Borrower has executed and delivered to the Bank (or a predecessor which is now known by the Bank’s name as set forth above), one or more promissory notes, letter agreements, loan agreements, security agreements, mortgages, pledge agreements, collateral assignments, and other agreements, instruments, certificates and documents, some or all of which are more fully described on attached Exhibit A, which is made a part of this Amendment (collectively as amended from time to time, the “Loan Documents”) which evidence or secure some or all of the Borrower’s obligations to the Bank for one or more loans or other extensions of credit (the “Obligations”).
     B. The Borrower and the Bank desire to amend the Loan Documents as provided for in this Amendment.
     NOW, THEREFORE, in consideration of the mutual covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:
     1. Certain of the Loan Documents are amended as set forth in Exhibit A. Any and all references to any Loan Document in any other Loan Document shall be deemed to refer to such Loan Document as amended by this Amendment. This Amendment is deemed incorporated into each of the Loan Documents. Any initially capitalized terms used in this Amendment without definition shall have the meanings assigned to those terms in the Loan Documents. To the extent that any term or provision of this Amendment is or may be inconsistent with any term or provision in any Loan Document, the terms and provisions of this Amendment shall control.
     2. The Borrower hereby certifies that: (a) all of its representations and warranties in the Loan Documents, as amended by this Amendment, are, except as may otherwise be stated in this Amendment: (i) true and correct as of the date of this Amendment, (ii) ratified and confirmed without condition as if made anew, and (iii) incorporated into this Amendment by reference, (b) no Event of Default or event which, with the passage of time or the giving of notice or both, would constitute an Event of Default, exists under any Loan Document which will not be cured by the execution and effectiveness of this Amendment, (c) no consent, approval, order or authorization of, or registration or filing with, any third party is required in connection with the execution, delivery and carrying out of this Amendment or, if required, has been obtained, and (d) this Amendment has been duly authorized, executed and delivered so that it constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms. The Borrower confirms that the Obligations remain outstanding without defense, set off, counterclaim, discount or charge of any kind as of the date of this Amendment.
     3. The Borrower hereby confirms that any collateral for the Obligations, including liens, security interests, mortgages, and pledges granted by the Borrower or third parties (if applicable), shall continue unimpaired and in full force and effect, and shall cover and secure all of the Borrower’s existing and future Obligations to the Bank, as modified by this Amendment.

     4. As a condition precedent to the effectiveness of this Amendment, the Borrower shall comply with the terms and conditions (if any) specified in Exhibit A.
     5. To induce the Bank to enter into this Amendment, the Borrower waives and releases and forever discharges the Bank and its officers, directors, attorneys, agents, and employees from any liability, damage, claim, loss or expense of any kind that it may have against the Bank or any of them arising out of or relating to the Obligations. The Borrower further agrees to indemnify and hold the Bank and its officers, directors, attorneys, agents and employees harmless from any loss, damage, judgment, liability or expense (including attorneys’ fees) suffered by or rendered against the Bank or any of them on account of any claims arising out of or relating to the Obligations. The Borrower further states that it has carefully read the foregoing release and indemnity, knows the contents thereof and grants the same as its own free act and deed.
     6. This Amendment may be signed in any number of counterpart copies and by the parties to this Amendment on separate counterparts, but all such copies shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile transmission shall be effective as delivery of a manually executed counterpart. Any party so executing this Amendment by facsimile transmission shall promptly deliver a manually executed counterpart, provided that any failure to do so shall not affect the validity of the counterpart executed by facsimile transmission.
     7. This Amendment will be binding upon and inure to the benefit of the Borrower and the Bank and their respective heirs, executors, administrators, successors and assigns.
     8. This Amendment has been delivered to and accepted by the Bank and will be deemed to be made in the State where the Bank’s office indicated in the Loan Documents is located. This Amendment will be interpreted and the rights and liabilities of the parties hereto determined in accordance with the laws of the State where the Bank’s office indicated in the Loan Documents is located, excluding its conflict of laws rules.
     9. Except as amended hereby, the terms and provisions of the Loan Documents remain unchanged, are and shall remain in full force and effect unless and until modified or amended in writing in accordance with their terms, and are hereby ratified and confirmed. Except as expressly provided herein, this Amendment shall not constitute an amendment, waiver, consent or release with respect to any provision of any Loan Document, a waiver of any default or Event of Default under any Loan Document, or a waiver or release of any of the Bank’s rights and remedies (all of which are hereby reserved). The Borrower expressly ratifies and confirms the waiver of jury trial provisions contained in the Loan Documents.
     WITNESS the due execution of this Amendment as a document under seal as of the date first written above.

WITNESS / ATTEST:		ERIE INDEMNITY COMPANY

/s/ Donald A. McRae		By:	/s/ Douglas F. Ziegler

Print Name:	Donald A. McRae		Print Name:	Douglas F. Ziegler
Title:	Assistant Vice President		Title:	Senior Vice President & Treasurer
(Include title only if an officer of entity signing to the right)

PNC BANK, NATIONAL ASSOCIATION
By:	/s/ James F. Stevenson
James F. Stevenson
Senior Vice President

EXHIBIT A TO
NINTH AMENDMENT TO LOAN DOCUMENTS
DATED AS OF JUNE 29, 2009
A.	The “Loan Documents” that are the subject of this Amendment include the following (as any of the foregoing have previously been amended, modified or otherwise supplemented):
1.	Loan Agreement, dated January 30, 2008, between the Borrower and the Bank (the “Loan Agreement”); and

2.	All other documents, instruments, agreements, and certificates executed and delivered in connection with the Loan Documents listed in this Section A.
B.	The Loan Agreement is amended as follows:
1.	Section (1) as set forth in the Continuation of Addendum to the Agreement is hereby amended and restated in its entirety to read as follows:
“(1) Beginning June 30, 2009, the Borrower will maintain at all times a minimum consolidated net worth of $579,875,000.00, to be increased on the last day of each fiscal quarter thereafter by an amount equal to 50% of the Borrower’s cumulative positive net income for the fiscal quarter then ending.”
C.	Conditions to Effectiveness of Amendment: The Bank’s willingness to agree to the amendments set forth in this Amendment is subject to the prior satisfaction of the following conditions:
1.	Execution by all parties and delivery to the Bank of this Amendment.

2.	Payment by the Borrower to the Bank of an amendment fee of $20,000.00.